Exhibit 99.1

NEWS RELEASE

NABORS INCREASES QUARTERLY CASH DIVIDEND BY 50%

HAMILTON, Bermuda, July 24, 2014 — Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors has approved a 50% increase in the Company’s quarterly cash dividend.  A dividend of $0.06 per common share will be paid on September 30, 2014, to shareholders of record at the close of business on September 9, 2014.

Tony Petrello, Nabors’ Chairman and CEO, commented, “The Board’s increase in the dividend reflects the financial strength of the Company and our strong commitment to increase shareholder value.   As we commented during our earnings call, we have made significant progress toward our strategic objectives.  This progress, together with favorable market trends, have provided us with a high level of confidence in our future cash generation, which gives us the ability to take steps to deliver even more value to shareholders, while also maintaining the right level of capital investment in the new assets and technologies that will enable us to grow the business over the long term.”

Amounts and timing of future dividends are subject to approval by Nabors’ Board and will depend on future business conditions, financial conditions, results of operations and other factors.

The Nabors companies own and operate approximately 496 land drilling rigs throughout the world and approximately 544 land workover and well servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 36 platform rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems.   Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.